MANAGEMENT AGREEMENT


                  THIS AGREEMENT made effective March 1, 2003.


BETWEEN:

                  ACHIEVERS PUBLISHING INC., a company duly incorporated
                  pursuant to the laws of   British  Columbia  with an office
                  located at 355 Burrard Street, 11th Floor, Vancouver, British Columbia, V6C 2G8;

                  (the "Company")

                                                              OF THE FIRST PART

AND:

                  ARTO TAVUKCIYAN, of 355 Burrard Street, 11th Floor, Vancouver, British Columbia, V6C 2G8;

                  (the "Manager")

                                                             OF THE SECOND PART

W H E R E A S:

A.                The Company is engaged in the  business of magazine publishing
and requires the services of a manager to fulfill   day to day responsibilities
imposed on the Company; and

B. The Manager has agreed to act as manager of the Company and to provide his services as co-publisher, art director and graphic designer of Achievers Magazine;

                  NOW THEREFORE THIS AGREEMENT WITNESSETH that for and in consideration of the premises, the mutual covenants and agreements herein contained the parties hereto hereby agree as follows:

1. The Company hereby agrees to retain the services the Manager for a period of one year commencing on the date of this agreement and continuing thereafter from month to month unless and until terminated as hereinafter provided.

2. The Manager shall serve the Company, and any subsidiaries from time to time owned by the Company, in such capacity or capacities and shall perform such duties and exercise such powers as may from time to time be determined by resolution of the Board of Directors of Company.

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3.                Notwithstanding  the  control vested in the Board of Directors with respect to the activities of the Manager, the Manager shall have from the date of commencement of this Agreement, the authority and responsibility to deal with the following subject matters:

         (a) overseeing the Company's general operations, including art direction and graphic design of Achievers Magazine;

         (b) arranging for and securing financings for the Company as may be permitted by regulatory bodies;

         (c) arranging for timely disclosure of all material facts in the affairs of the Company;

         (d) arranging for the collection of all receivables and revenue to be obtained by the Company;

         (e)      negotiating for and concluding all Company contracts;

         (f)      establishing and maintaining suitable banking relations;

         (g)      ensuring the maintenance of proper accounting records;

         (h)      arranging for payment of all payables of the Company;

         (i) perusing and replying to all corporate inquiries and correspondence;

         (j)      securing   and   obtaining  for  the  benefit  of  the Company
                  competent tax advice, legal advice and services and accounting services; and

         (k) all such other duties as may be imposed upon the Manager from time to time due to the nature of the Company's business.

4. The remuneration of the Manager for the services hereunder shall be at the rate $2,500.00 per month. All payments pursuant to this Agreement shall be payable in advance on the first business day of each calendar month, the first such instalment to be payable on the first day of March, 2003.

5. The Manager shall be reimbursed for all travelling and out-of-pocket expenses actually and properly incurred by it in connection with its duties hereunder. In respect of expenses, the Manager shall provide statements and vouchers to the Company as and when required by the Company.

6. Any notice required or permitted to be given hereunder to the Manager or to the Company shall be delivered or sent by facsimile, addressed to the Manager or the Company at their respective offices from time to time in existence.

7. This Agreement may be terminated by either party, with or without cause, on ninety (90) days written notice to the other party.

8. The provisions of this Agreement shall be governed by and interpreted in accordance with the laws of the Province of British Columbia.

                  IN WITNESS WHEREOF, the parties hereto have hereunto caused these presents to be executed, as of the day and year first above written.


ACHIEVERS PUBLISHING INC.

per: /s/ Alexander Ozer                              /s/ Arto Tavukciyan
----------------------                               -------------------
Authorized Signatory                                     ARTO TAVUKCIYAN